UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2013

SANBORN RESOURCES, LTD.
(Exact name of registrant as specified in its charter)

Delaware	000-25097	45-2400399
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification Number)

777 South Flagler Drive
Suite 800 - West Tower
West Palm Beach, FL 33401
(Address of principal executive offices) (zip code)

(561) 515-6161
(Registrant's telephone number, including area code)

Universal Tech Corp.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 26, 2013, we issued a $50,000 promissory note to Bay Capital Ltd.  Amounts outstanding under the Notes will accrue interest at a rate of 16% per annum and shall be payable on demand.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 4, 2013, we filed an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (“Restated Certificate”) to, among other things, (1) effect a one hundred for one (100:1) forward split of the Corporation’s  common stock (“Forward Split”), (2) change the name of the Corporation to Sanborn Resources, Ltd. and (iii) change our authorized stock to one billion (1,000,000,000) shares of common stock, par value $0.0001 per share, and twenty million (20,000,000) shares of preferred stock, par value $0.0001 per share.

The adoption of the Restated Certificate was approved by written consent on March 4, 2013 by holders of approximately 83.33% of the outstanding shares of our common stock.

On March 4, 2013, our board of directors approved and adopted Amended and Restated Bylaws (“Restated Bylaws”).

Item 5.07 Submission of Matters to a Vote of Security Holders.

The information set forth in Item 5.03 of this report is hereby incorporated by reference into this Item 5.07.

Item 8.01 Other Events.

On March 4, 2013, we filed the Restated Certificate with the Secretary of State of the State of Delaware. Effective upon filing of the Restated Certificate with the Secretary of State of the State of Delaware, each one (1) share of our common stock issued and outstanding immediately prior to the Forward Split shall be changed into one hundred (100) validly issued, fully paid and non-assessable share of our common stock without any further action by the holders of shares of common stock.

In connection with the Forward Split, we filed an Issuer Company-Related Action Notification Form with the Financial Industry Regulatory Authority (“FINRA”). The Forward Split is scheduled to take effect on or about March 20, 2013. Upon approval of the Forward Split, FINRA will issue us a new ticker symbol for trading purposes.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation filed on March 4, 2013.
3.2	Amended and Restated Bylaws
10.1	Promissory Note

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANBORN RESOURCES, LTD.

Dated: March 8, 2013	By:	/s/ James Davidson
James Davidson Chief Executive Officer